UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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CALITHERA BIOSCIENCES, INC.

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(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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CALITHERA BIOSCIENCES, INC.

343 Oyster Point Blvd., Suite 200

South San Francisco, California 94080

(650) 870-1000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 30, 2019

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Calithera Biosciences, Inc., a Delaware corporation (the “Company”). The meeting will be held on Thursday, May 30, 2019 at 9:00 a.m. local time at the Hilton Garden Inn, 670 Gateway Blvd., South San Francisco, CA 94080 for the following purposes:

1.	To elect the Board’s three nominees for director to serve until the 2022 Annual Meeting of stockholders or until their successors are selected.

2.	To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2019.

3.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is April 1, 2019. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

/s/ Stephanie Wong
Secretary

South San Francisco, California

April 5, 2019

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the proxy mailed to you, or vote over the internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

CALITHERA BIOSCIENCES, INC.

343 Oyster Point Blvd., Suite 200

South San Francisco, California 94080

(650) 870-1000

PROXY STATEMENT

FOR THE 2019 ANNUAL MEETING OF STOCKHOLDERS

May 30, 2019

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a notice regarding the availability of proxy materials on the internet?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board of Directors of Calithera Biosciences, Inc. (sometimes referred to as the “Company” or “Calithera”) is soliciting your proxy to vote at the 2019 Annual Meeting of Stockholders (the “Annual Meeting”), including at any adjournments or postponements of the meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.

We intend to mail the Notice on or about April 18, 2019 to all stockholders of record entitled to vote at the Annual Meeting.

Will I receive any other proxy materials by mail?

No, you will not receive any other proxy materials by mail unless you request a paper copy of proxy materials. To request that a full set of the proxy materials be sent to your specified postal address, please go to www.voteproxy.com or call 1-800-776-9962. Please have your proxy card in hand when you access the website or call and follow the instructions provided.

How do I attend the Annual Meeting?

The meeting will be held on Thursday, May 30, 2019 at 9:00 a.m. local time at the Hilton Garden Inn, 670 Gateway Blvd., South San Francisco, CA 94080. Directions to the Annual Meeting may be found on the Investors section of our website at www.calithera.com. Information on how to vote in person at the Annual Meeting is discussed below.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 1, 2019 will be entitled to vote at the Annual Meeting. On this record date, there were 39,156,384 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 1, 2019 your shares were registered directly in your name with Calithera’s transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 1, 2019 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

•	Proposal No. 1 – To elect three Class II directors to hold office until the 2022 Annual Meeting of Stockholders or until their successors are selected; and

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Proposal No. 2 – To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2019.

What if another matter is properly brought before the meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For the proposal to ratify the selection of Ernst & Young LLP, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy or vote by proxy through the internet or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

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To vote using the proxy card, simply complete, sign and date the proxy card that may be delivered and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

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To vote through the internet, go to http://www.voteproxy.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice. Your internet vote must be received by 11:59 p.m., Eastern Time on May 29, 2019 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a Notice containing voting instructions from that organization rather than from Calithera. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

Internet proxy voting may be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 1, 2019.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by completing your proxy card, through the internet or in person at the Annual Meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the New York Stock Exchange (“NYSE”) deems the particular proposal to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported. Accordingly, your broker or nominee may not vote your shares on Proposal No. 1 without your instructions, but may vote your shares on Proposal No. 2 even in the absence of your instruction.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of the nominees for director and “For” the ratification of selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy through the internet.

•	You may send a timely written notice that you are revoking your proxy to Calithera’s Secretary at 343 Oyster Point Blvd., Suite 200, South San Francisco, CA 94080.

•	You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals and director nominations due for next year’s Annual Meeting?

If you wish to submit a proposal (including a director nomination) to be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by January 30, 2020, to Stephanie Wong, Calithera’s Secretary, c/o Calithera Biosciences, Inc., 343 Oyster Point Blvd., Suite 200, South San Francisco, CA 94080 provided, however, that if our 2020 Annual Meeting of stockholders is held before April 30, 2020, or after June 29, 2020, then the reasonable amount of time prior to the date we begin to print and mail our proxy statement for the 2020 Annual Meeting of stockholders. If you wish to submit a proposal (including a director nomination) at the meeting that is not to be included in next year’s proxy materials, you must provide specified information in writing to our corporate Secretary at the address above no earlier than the close of business on January 30, 2020, and no later than the close of business on February 28, 2020, except that if our 2020 Annual Meeting of stockholders is held more than 30 days before or after May 30, 2020, notice by the stockholder to be timely may be received no earlier than the close of business on the 120th day prior to the 2020 Annual Meeting of stockholders and no later than the close of business on the later of (i) the 90th day before the 2020 Annual Meeting of stockholders or (ii) tenth day following the day on which public announcement of the date of the 2020 Annual Meeting is made. If such proposal is submitted after February 28, 2020, it will be considered untimely. You are also advised to review our Bylaws, which contain a description of the information required to be submitted as well as additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, (a) for the proposal to elect directors, votes “For,” “Withhold” and broker non-votes, and (b) with respect to other proposals, votes “For” and “Against,” abstentions and, if applicable, broker non-votes.

Abstentions will be counted towards the vote total for Proposal No. 2, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by the NYSE to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”

How many votes are needed to approve each proposal?

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Proposal No. 1 – For the election of directors, the nominees receiving the most “For” votes from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors will be elected.

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Proposal No. 2 – To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2019, the proposal must receive “For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. On the record date, there were 39,156,384 shares outstanding and entitled to vote. Thus, the holders of 19,578,193 shares must be present in person or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Calithera’s Board of Directors is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

The Board of Directors presently has eight members. There are three directors in the class whose term of office expires in 2019, Deepa Pakianathan, Ph.D., Jonathan G. Drachman, M.D. and Suzy Jones. Drs. Pakianathan and Drachman and Ms. Jones have each served as members of our Board of Directors since September 2012, December 2013 and August 2016, respectively. The nominees listed below are currently directors of the Company. If elected at the Annual Meeting, these nominees would serve until the 2022 Annual Meeting and until a successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. Our policy is to encourage directors and nominees for director to attend the Annual Meeting. Three of the directors attended the 2018 Annual Meeting of Shareholders.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. Accordingly, the nominee receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominee named below. If the nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead will be voted for the election of a substitute nominee proposed by Calithera. Each person nominated for election has agreed to serve if elected. The Company’s management has no reason to believe that any nominee will be unable to serve.

The following is a brief biography of the nominees and the directors whose term will continue after the Annual Meeting.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2022 ANNUAL MEETING

Deepa R. Pakianathan, Ph.D. Dr. Pakianathan, age 54, is our lead independent director and has served as a member of our board of directors since September 2012. Since 2001, Dr. Pakianathan has served as a Managing Member at Delphi Ventures, a venture capital firm. From 2004 to 2016, Dr. Pakianathan served on the board of directors of Alexza Pharmaceuticals, Inc. From 1998 to 2001, Dr. Pakianathan served as a Vice President in the healthcare group at JP Morgan Chase & Company. From 1993 to 1997, Dr. Pakianathan served as a postdoctoral scientist in the Immunology Department at Genentech Corporation. Dr. Pakianathan currently serves on the board of directors of Alder Biopharmaceuticals, Inc., Oncomed Pharmaceuticals, Inc. and Karyopharm Therapeutics, Inc. Dr. Pakianathan holds an M.S. and a Ph.D. from Wake Forest University, a B.Sc. from the University of Bombay, India and an M.Sc. from The Cancer Research Institute at the University of Bombay, India.

We believe Dr. Pakianathan’s experience as a venture capital investor in and as a director for multiple biotechnology companies, as well as her experience as a biotechnology investment banker, qualify her to serve on our board of directors.

Jonathan G. Drachman, M.D. Dr. Drachman, age 57, has served as a member of our board of directors since December 2013. Since January 2019, Dr. Drachman has served as Chief Executive Officer of Neoleukin Therapeutics, a private biotechnology company. From November 2004 through December 2018, Dr. Drachman served in a number of roles at Seattle Genetics, Inc., most recently Senior Advisor for Innovation, Chief Medical Officer and Executive Vice President of Research and Development from October 2013 to May 2018 and Senior

Vice President, Research and Translational Medicine from May 2010 to October 2013. From 1998 to 2004, Dr. Drachman served as a faculty member in the Hematology Division, Department of Medicine at the University of Washington in Seattle, and as a Senior Investigator in the Division of Research and Education at the Puget Sound Blood Center. Dr. Drachman received a B.A. in Biochemistry from Harvard University and an M.D. from Harvard Medical School. He completed his residency in Internal Medicine and fellowship in Medical Oncology at the University of Washington.

We believe Dr. Drachman’s experience in the biotechnology industry qualifies him to serve on our board of directors.

Suzy Jones. Ms. Jones, age 53, has served as a member of our board of directors since August 2016. Since September 2010, Ms. Jones has been the Founder and Managing Partner of DNA Ink, a boutique life sciences advisory firm. Prior to founding DNA Ink, Ms. Jones spent 20 years at Genentech in various roles in immunology research, product development managing cross functional teams for Rituxan and Avastin, and business development where she was Head of Non-Oncology Licensing and later Interim Head of Partnering and Head of Business Development. In 2010, she was named by Black Health Magazine as one of the, “Top 25 Most Influential African Americans in Healthcare, Medicine, Pharmaceutical and Food Industries.” Ms. Jones serves as a member of the board of directors of Patrys Limited, an ASX listed Australian biotechnology company. She received a B.S. degree in Biology from University of California, Santa Cruz.

We believe Ms. Jones’s experience in the biotechnology industry qualifies her to serve on our board of directors.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF THE NAMED NOMINEES.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2020 ANNUAL MEETING

Susan M. Molineaux, Ph.D. Dr. Molineaux, age 65, has served as our President, Chief Executive Officer and as a member of our board of directors since she co-founded Calithera in March 2010. Dr. Molineaux co-founded Proteolix, Inc., a biopharmaceutical company, where she served as Chief Scientific Officer from 2003 to 2005, Chief Executive Officer from January 2006 to January 2009 and again as Chief Scientific Officer from February 2009 until Proteolix’s acquisition by Onyx Pharmaceuticals, Inc. in November 2009. From 2000 to 2003, Dr. Molineaux served as Vice President of Biology at Rigel Pharmaceuticals, Inc., a drug development company. From 1999 to 2000, she served as Vice President of Biology at Praelux, Inc., a biopharmaceutical company, and from 1994 through 1999, she served as Vice President of Drug Development at Praecis Pharmaceuticals, Inc., a biopharmaceutical company. From 1989 until 1994, she was a scientist in the Immunology group at Merck & Co. Dr. Molineaux currently serves as a member of the board of directors of Geron Corporation, Theravance Biopharma, Inc. and Smith College, and is a Scientific Advisor for Lightstone Ventures. Dr. Molineaux holds a B.S. in Biology from Smith College and a Ph.D. in Molecular Biology from Johns Hopkins University, and completed a postdoctoral fellowship at Columbia University.

We believe Dr. Molineaux’s experience on our board of directors and as our Chief Executive Officer, as well as her experience in our industry qualifies her to serve on our board of directors.

Blake Wise. Mr. Wise, age 48, has served as a member of our board of directors since September 2017. Since January 2018, Mr. Wise has served as Chief Executive Officer and a member of the board of directors of Achaogen, a biopharmaceutical company developing innovative antibacterials. Mr. Wise joined Achaogen as Chief Operating Officer in 2015 and, in February 2017, he was also appointed President. Prior to joining Achaogen, Mr. Wise served as Vice President, Cross BioOncology at Genentech, where he led cross-portfolio oncology initiatives, including key account management, marketing, managed markets, companion diagnostics, pipeline commercialization, and long-term oncology strategy. Mr. Wise also held several other leadership positions at Genentech including Senior Director, Franchise Head and Life Cycle Leader of the Lytics franchise and as a Sales Director in BioOncology, Marketing Director in Cystic Fibrosis and Immunology, and Interactive Marketing Director. Prior to joining Genentech, Mr. Wise worked in consumer marketing, e-commerce and online marketing in leadership positions at Gap, Inc. and Webvan. Mr. Wise received a Bachelor of Arts degree in Business Economics from University of California, Santa Barbara, and a Masters of Business Administration degree from University of California, Berkeley, Haas School of Business.

We believe Mr. Wise’s experience in the biotechnology industry qualifies him to serve on our board of directors.

H. Ward Wolff. Mr. Wolff, age 70, has served as a member of our board of directors since December 2014. Mr. Wolff served as Executive Vice President and Chief Financial Officer of Sangamo Therapeutics, Inc. from 2007 until his retirement in March 2017. Prior to Sangamo, Mr. Wolff was with Nuvelo, Inc., where he served as Senior Vice President, Finance and Chief Financial Officer until its restructuring in August 2007. Prior to that, he was Chief Financial Officer and Senior Vice President, Finance, of Abgenix, Inc. until April 2006 when Abgenix merged with Amgen Inc. Prior to joining Abgenix, Mr. Wolff held financial management positions in both public and private emerging growth companies, including serving as Senior Vice President and CFO of DoubleTwist, Inc., a life sciences company integrating genomic information and bioinformatics analysis tools. He began his career with Price Waterhouse, where he held a number of positions as a certified public accountant, including Senior Audit Manager. Mr. Wolff is a member of the board of directors of Portola Pharmaceuticals, Inc. and Sunesis Pharmaceuticals, Inc. From June 2006 until his appointment to Sangamo’s management team he was a member of Sangamo’s Board of Directors, serving as Chairman of the Audit Committee. Mr. Wolff received a B.A. degree in Economics from the University of California at Berkeley and an M.B.A. degree from Harvard Business School.

We believe Mr. Wolff’s extensive financial experience and experience in the biotechnology industry qualifies him to serve on our board of directors.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2021 ANNUAL MEETING

Sunil Agarwal, M.D. Dr. Agarwal, age 49, has served as a member of our board of directors since September 2015. Since September 2018, Dr. Agarwal has served as Chief Development Officer and Head of Portfolio Strategy at Sana Biotechnology, a private biotechnology company. From April 2017 to May 2018, Dr. Agawal served as President of Research and Development at Juno Therapeutics, Inc., a biopharmaceutical company, until its acquisition by Celgene Corporation. From September 2016 through March 2017, Dr. Agarwal served as a Partner at Soffinova Ventures. From August 2014 through August 2016, Dr. Agarwal served as Executive Vice President and Chief Medical Officer at Ultragenyx Pharmaceuticals, Inc., where he was responsible for leading the company’s clinical development. Prior to Ultragenyx, Dr. Agarwal served in various leadership capacities at Genentech for 11 years. From January 2013 to June 2014 he held the position of Senior Vice President and Global Head of Clinical Development for OMNI (Ophthalmology, Metabolism, Neurosciences, Immunology and Infectious Diseases). From July 2009 to December 2012 Dr. Agarwal held the positions of Senior Vice President for Immunology and Infectious Diseases, and Vice President for Rheumatology from July 2009 to December 2012. He also held the position of Vice President of Genentech Drug Safety from January 2009 to July 2009. From September 2003 to January 2009, Dr. Agarwal held positions of increasing responsibility in Genentech’s Immunology clinical organization, and was involved in the development oversight of multiple molecules including Raptiva, Rituxan, and ocrelizumab. Dr. Agarwal currently serves as a member of the board of directors of MyoKardia, Inc. Dr. Agarwal obtained a B.S. in Neuro-Biology from Cornell University and an M.D. from Tufts University School of Medicine.

We believe Dr. Agarwal’s experience in the biotechnology industry qualifies him to serve on our board of directors.

Jean M. George. Ms. George, age 61, has served as a member of our board of directors since September 2012. Since February 2002, she has been a General Partner at Advanced Technology Ventures, a venture capital fund. Since April 2013, Ms. George has been a General Partner at Lightstone Ventures, a venture capital fund. From September 1998 to January 2002, Ms. George served as director of BancBoston Ventures, a venture capital fund. Ms. George currently serves as a member of the board of directors of Acceleron Pharma, Inc. and Catabasis Pharmaceuticals, Inc. Ms. George holds a B.S. in Biology from the University of Maine and an M.B.A. from Simmons College Graduate School of Management.

We believe Ms. George’s extensive investment and financial experience and her experience with biotechnology companies, qualifies her to serve on our board of directors.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

FAMILY RELATIONSHIPS

Christopher Molineaux, our Senior Vice President of Development, is the spouse of Susan Molineaux, a member of our board of directors and our President and Chief Executive Officer. There are no other family relationships among the directors and executive officers.

INDEPENDENCE OF THE BOARD OF DIRECTORS

As required under the Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and Calithera, our senior management and our independent auditors, the Board has affirmatively determined that the following seven directors are independent directors within the meaning of the applicable Nasdaq listing standards: Drs. Agarwal, Drachman and Pakianathan, Mses. George and Jones and Mr. Wise and Wolff. In making this determination, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with Calithera.

BOARD LEADERSHIP STRUCTURE

We believe that all members of our Board should have an equal voice in the affairs and the management of the Company. Consistent with this philosophy, while our Bylaws and Corporate Governance Policies allow for the appointment of a chairperson of the board, we have chosen at this time not to have one. Given that we do not have a chairperson of the board, the Board believes that our stockholders are best served at this time by having a Lead Independent Director, who is an integral part of our Board structure and a critical aspect of effective corporate governance. The independent directors consider the role and designation of the Lead Independent Director on an annual basis. Dr. Pakianathan has been our Lead Independent Director since January 2017. Dr. Pakianathan brings considerable skills and experience, as described above, to the role. In addition, Dr. Pakianathan is the chairperson of our Nominating and Corporate Governance Committee, which affords her increased engagement with Board governance and composition. While our CEO has primary responsibility for preparing the agendas for Board meetings and presiding over the portion of the meetings of the Board where she is present, our Lead Independent Director has significant responsibilities, which are set forth in our Corporate Governance Policies, and include, in part:

•

Determining an appropriate schedule of Board meetings, seeking to ensure that the independent members of the Board can perform their duties responsibly while not interfering with the flow of our operations;

•	Working with our CEO, seeking input from all directors, the CEO and other relevant management, as to the preparation of the agendas for Board and committee meetings;

•

Advising the Board on a regular basis as to the quality, quantity and timeliness of the flow of information requested by the Board from our management with the goal of providing what is necessary for the independent members of the Board to effectively and responsibly perform their duties, and, although our management is responsible for the preparation of materials for the Board, the Lead Independent Director may specifically request the inclusion of certain material; and

•

Coordinating, developing the agenda for, and moderating executive sessions of the independent members of the Board, and acting as principal liaison between the independent members of the Board and the CEO on sensitive issues.

As discussed above, except for our CEO, our Board is comprised of independent directors. The active involvement of these independent directors, combined with the qualifications and significant responsibilities of our Lead Independent Director, provide balance on the Board and promote strong, independent oversight of our management and affairs.

ROLE OF THE BOARD IN RISK OVERSIGHT

The Board has an active role, as a whole and also at the committee level, in overseeing management of Company’s risks. The Board regularly reviews information regarding our credit, liquidity and operations, as well as the risks associated with each. The Audit Committee’s charter mandates the Audit Committee to review and discuss with management, and our independent registered public accounting firm, as appropriate, Company’s major financial risk exposures and the steps taken by management to monitor and control these exposures. The Compensation Committee is responsible for overseeing the management of risks relating to Company’s executive compensation plans and arrangements. The Nominating and Corporate Governance Committee manages risks associated with the independence of the Board and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks.

MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors met four times during 2018. Seven out of our eight Board members attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he or she served, held during the portion of 2018 for which he or she was a director or committee member.

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS

The Board has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for 2018 for each of these Board committees:

Name	Audit		Compensation		Nominating and Corporate Governance
Susan M. Molineaux, Ph.D.
Sunil Agarwal, M.D.	X				X
Jonathan G. Drachman, M.D.			X
Jean M. George			X	*	X
Suzy Jones	X
Deepa R. Pakianathan, Ph.D.			X		X	*
Blake Wise			X	**
H. Ward Wolff	X	*

*	Committee Chairperson
**	Mr. Wise joined our Compensation Committee in April 2018.

Below is a description of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee of the Board of Directors.

Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities.

Audit Committee

Our Audit Committee consists of Mr. Wolff, Dr. Agarwal and Ms. Jones. The Audit Committee met four times during 2018. The Board has adopted a written Audit Committee charter that is available to stockholders on the Investors section of our website at www.calithera.com.

The Board of Directors reviews the Nasdaq listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of the Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A)(i) and (ii) of the Nasdaq listing standards).

The Board of Directors has also determined that Mr. Wolff qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. Wolff’s level of knowledge and experience based on a number of factors, including his formal education and experience as a chief financial officer for public reporting companies.

Report of the Audit Committee of the Board of Directors

The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2018 with management. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

Mr. H. Ward Wolff (Chairman)

Dr. Sunil Agarwal

Ms. Suzy Jones

The material in this report is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

Our Compensation Committee consists of Ms. George, Drs. Drachman and Pakianathan and Mr. Wise. Mr. Wise joined our Compensation Committee in April 2018. All members of the Company’s Compensation Committee are independent (as independence is currently defined in Rule 5605(d)(2) of the Nasdaq listing standards). The Compensation Committee met six times during 2018. The Board has adopted a written Compensation Committee charter that is available to stockholders on the Investors section of our website at www.calithera.com.

The primary purpose of the Compensation Committee is to discharge the responsibilities of the Board of Directors to oversee our compensation policies, plans and programs and to review and determine the compensation to be paid to our executive officers, directors and other senior management, as appropriate. Specific responsibilities of the Compensation Committee include:

•	reviewing and approving, or recommending that our board of directors approve, the compensation of our executive officers;

•	reviewing and recommending to our board of directors the compensation of our directors;

•	reviewing and approving, or recommending that our board of directors approve, the terms of compensatory arrangements with our executive officers;

•	administering our stock and equity incentive plans;

•	selecting independent compensation consultants and assessing whether there are any conflicts of interest with any of the committees compensation advisers;

•

reviewing and approving, or recommending that our board of directors approve, incentive compensation and equity plans, severance agreements, change-of-control protections and any other compensatory arrangements for our executive officers and other senior management, as appropriate; and

•	reviewing and establishing general policies relating to compensation and benefits of our employees and reviewing our overall compensation philosophy.

Compensation Committee Processes and Procedures

Typically, the Compensation Committee will meet at least twice annually and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with the Chief Executive Officer. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding her compensation. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company. In addition, under the charter, the Compensation Committee has the authority to obtain, at the expense of the Company, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any consultants or advisers engaged for the purpose of advising the Committee. In particular, the Compensation Committee has the sole authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the compensation committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and Nasdaq, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.

During 2018, after taking into consideration the six factors prescribed by the SEC and Nasdaq described above, the Compensation Committee engaged Arnosti Consulting as its compensation consultant. The Compensation Committee requested that Arnosti Consulting:

•	evaluate the efficacy of the Company’s existing compensation strategy and practices in supporting and reinforcing the Company’s long-term strategic goals; and

•	assist in refining the Company’s compensation strategy to execute that long-term strategy.

As part of its engagement, Arnosti Consulting was requested by the Compensation Committee to develop a comparative group of companies and to perform analyses of competitive performance and compensation levels for that group. At the request of management, Arnosti Consulting also conducted individual interviews with members of the Compensation Committee and senior management to learn more about the Company’s business operations and strategy, key performance metrics and strategic goals, as well as the labor markets in which the Company competes. Arnosti Consulting ultimately developed recommendations that were presented to the Compensation Committee for its consideration. Following an active dialogue with Arnosti Consulting, the Compensation Committee approved the recommendations.

Under its charter, the Compensation Committee may form, and delegate authority to, subcommittees as appropriate. The Compensation Committee has delegated authority to Dr. Susan Molineaux, to which it delegated authority to grant, without any further action required by the Compensation Committee, stock options to employees who are not officers of the Company. The purpose of this delegation of authority is to enhance the flexibility of option administration within the Company and to facilitate the timely grant of options to non-management employees, particularly new employees, within specified limits approved by the Compensation Committee or Board of Directors.

The Compensation Committee has made most of the significant adjustments to annual compensation, determined bonus and equity awards and established new performance objectives at one or more meetings held during the first quarter of the year. However, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of the Company’s compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Committee by the Chief Executive Officer. In the case of the Chief Executive Officer, the evaluation of her performance is conducted by the Compensation Committee, which determines any adjustments to her compensation as well as awards to be granted. For all executives and directors as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels and recommendations of the Compensation Committee’s compensation consultant, including analyses of executive and director compensation paid at other companies identified by the consultant.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is currently, or has been at any time, one of our officers or employees. None of our executive officers currently serves, or has served during the last year, as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Ms. George and Drs. Pakianathan and Agarwal. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). The Nominating and Corporate Governance Committee met three times during 2018. The Board has adopted a written Nominating and Corporate Governance Committee charter that is available to stockholders on the Investors section of our website at www.calithera.com.

The Nominating and Corporate Governance Committee is responsible for identifying, reviewing and evaluating candidates to serve as directors of the Company (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors, recommending to the Board for selection candidates for election to the Board of Directors, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of and the Board, and developing a set of corporate governance principles for the Company.

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity, age, skills and such other factors as it deems appropriate, given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability.

In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. The Committee also takes into account the results of the Board’s self-evaluation, conducted annually on a group and individual basis. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: 343 Oyster Point Blvd., Suite 200, South San Francisco, CA 94080. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record holder of the Company’s stock and has been a holder for at least one year. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Historically, we have not provided a formal process related to stockholder communications with the Board. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. We believe our responsiveness to stockholder communications to the Board has been excellent.

CODE OF ETHICS

We have adopted the Calithera Code of Business Conduct and Ethics that applies to all officers, directors and employees. The Code of Business Conduct and Ethics is available on the Investors section of our website at www.calithera.com. If we make any substantive amendments to the Code of Business Conduct and Ethics or grants any waiver from a provision of the Code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.

CORPORATE GOVERNANCE GUIDELINES

The Board of Directors has documented our governance practices by adopting Corporate Governance Guidelines to assure that the Board will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and board committees and compensation. The Corporate Governance Guidelines, as well as the charters for each committee of the Board, may be viewed on the Investors section of our website at www.calithera.com.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2019 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP was engaged in 2014 and has audited our financial statements since 2010. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table represents aggregate fees billed to Calithera for the years ended December 31, 2018 and December 31, 2017, by Ernst & Young LLP, our independent registered accounting firm.

	Year Ended December 31,
	2018	2017
	(in thousands)
Audit Fees (1)	$757	$775
Audit-Related Fees	—	—
Tax Fees (2)	13	20
All Other Fees	—	—

Total Fees	$770	$795

(1)

Audit Fees consisted of fees for professional services rendered for the audits of our financial statements which were billed during the respective year, including the audits of our annual financial statements and reviews of our interim quarterly reports, and services provided in connection with SEC filings, including consents and comfort letters.

(2)	Tax Fees consisted of fees for professional services rendered for tax compliance.

All fees incurred were pre-approved by our Audit Committee.

PRE-APPROVAL POLICIES AND PROCEDURES.

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by the Company’s independent registered public accounting firm, Ernst & Young LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of services other than audit services by Ernst & Young LLP is compatible with maintaining the principal accountant’s independence.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL NO. 2.

EXECUTIVE OFFICERS

The following table sets forth certain information with respect to our executive officers and directors as of March 31, 2019.

Name	Age	Position
Executive Officers
Susan M. Molineaux, Ph.D.	65	President, Chief Executive Officer and Director
Curtis C. Hecht	48	Chief Business Officer
Christopher J. Molineaux, Ph.D.	65	Senior Vice President, Development
Keith Orford, M.D., Ph.D	47	Chief Medical Officer
Frank Parlati, Ph.D.	50	Vice President, Research
Sumita Ray.	45	Senior Vice President, General Counsel & Chief Compliance Officer
Eric B. Sjogren, Ph.D.	62	Senior Vice President, Drug Discovery
Stephanie Wong	45	Senior Vice President, Finance and Secretary

Dr. Susan M. Molineaux’s biography is included above under the section titled “Proposal No. 1 – Election of Directors.”

Curtis C. Hecht. Mr. Hecht joined Calithera in April 2014 and currently serves as our Chief Business Officer. He has over 25 years of pharmaceutical research and development, commercialization, corporate strategy and business development experience, and has led or supported over $50 billion in strategic transactions. From September 2013 to April 2014, Mr. Hecht served as Vice President of Business Development at inVentiv Health, a global healthcare commercialization and consulting services company. Since 2011, Mr. Hecht has also served as a Partner at DNA Ink, a life sciences business development and strategy consulting firm. Prior to that, Mr. Hecht served in a number of roles at Genentech and Hoffmann La-Roche Inc., including Global Alliance Director, where he managed aspects of the Roche-Genentech collaboration, was a member of the Joint Development and Operations Committee with oversite of the joint development of Herceptin®, Avastin®, Rituxan®, Erivedge®, Kadcyla®, and Tarceva®, and was core team member in Roche’s $46.8 billion acquisition of Genentech in March 2009. As Director of Global Business Development, he evaluated and negotiated oncology licensing and M&A transactions. As Director of Marketing, he planned and executed the commercial launch of Xeloda® in adjuvant colorectal cancer and broadly managed brand promotions. Mr. Hecht received a B.S. in Chemistry with a concentration in Physics from California State University, Sacramento, and an MBA with concentrations in Marketing, Strategy, and Finance from Carnegie Mellon University, Tepper School of Business.

Christopher J. Molineaux, Ph.D. Dr. Molineaux joined Calithera in April 2013 and currently serves as our Senior Vice President of Development. From March 2010 to March 2013, Dr. Molineaux served as the President of INDStrat LLC, a consulting firm. From July 2004 to November 2009, Dr. Molineaux served as Vice President of Development at Proteolix, Inc. From 2000 to 2004, Dr. Molineaux served as Senior Director of Drug Development at FibroGen, Inc., a biotechnology company. From 1999 to 2000, he served as Research Manager of Toxicology at Johnson & Johnson Pharmaceutical Research and Development. From 1994 to 1999, Dr. Molineaux served as Senior Director of Pharmacology at Praecis. From 1991 to 1994, he served in staff scientist positions at Enzon Pharmaceuticals, Inc. and Merck & Co. From 1985 to 1991, Dr. Molineaux served as an Assistant Professor of Pharmacology of Mount Sinai School of Medicine in New York City. He received a B.S. in Zoology from University of Maryland, College Park, a Ph.D. in Immunology and Infectious Diseases from Johns Hopkins University and completed his postdoctoral fellowship at the Uniformed Services University of the Health Sciences.

Keith Orford, M.D, Ph.D. Dr. Orford joined Calithera in January 2015 and currently serves as our Chief Medical Officer. Prior to joining Calithera in January 2015, Dr. Orford was the Clinical Development Lead in the

Immuno-Oncology and Combinations Development Performance Unit at GlaxoSmithKline (GSK) where he oversaw the clinical activities on multiple early stage clinical trials with targeted agents and novel immune-based therapies. Prior to GSK, Dr. Orford was at Merck, where he worked on early clinical development programs across oncology and other therapeutic areas. Previously, Dr. Orford was a Research Fellow and Instructor at Massachusetts General Hospital (MGH) and Harvard Medical School (HMS) where he completed clinical training in Internal Medicine as well as postdoctoral work studying the epigenetic regulation of hematopoietic and embryonic stem cell differentiation. Dr. Orford received his undergraduate, M.D. and Ph.D. degrees from Georgetown University.

Frank Parlati, Ph.D. Dr. Parlati joined Calithera in October 2012 and currently serves as our Vice President of Research. From 2011 to 2012, Dr. Parlati was Founder and Senior Director of Biology at Cleave Biosciences, a biotechnology company. Prior to that, Dr. Parlati held various scientific roles at California Institute of Technology, Proteolix Inc. and Rigel Pharmaceuticals, Inc. Dr. Parlati received a B.S. in Chemistry from Concordia University, a Ph.D. in Biology from McGill University and completed his postdoctoral fellowship at Memorial Sloan-Kettering.

Sumita Ray. Ms. Ray joined Calithera in September 2017 and currently serves as our Senior Vice President, General Counsel and Chief Compliance Officer. With more than 17 years of pharmaceutical and biotechnology experience, Ms. Ray brings a breadth of knowledge in FDA regulatory law, global health care law and compliance, brand support, product launches, collaborations and alliances. Prior to joining Calithera, she served as Chief Compliance Officer and Associate General Counsel, Head of Healthcare and Regulatory Law at Pharmacyclics, where she supported the company through the global approval and launch of Imbruvica in multiple indications. Previously, Ms. Ray served as Head of BioNeurology & Regulatory Law Group at Elan Pharmaceuticals, Corporate Counsel, Commercial Law Group at Genentech and Corporate Counsel at AstraZeneca. Ms. Ray started her career as a pharmaceutical and products liability litigator at Montgomery, McCracken, Walker and Rhoads LLP. Ms. Ray holds a J.D. from Temple University School of Law and a B.S. in Microbiology from the University of Arizona.

Eric B. Sjogren, Ph.D. Dr. Sjogren joined Calithera in June 2010 and currently serves as our Senior Vice President of Drug Discovery. From 2003 to 2009, Dr. Sjogren was Vice President and Head of Medicinal Chemistry at Roche Palo Alto, LLC, where he directed a small molecule drug discovery team in the areas of inflammation, virology and central nervous system disorders. Dr. Sjogren received a B.A. in Chemistry from the University of California, San Diego and a Ph.D. in Chemistry from Harvard University.

Stephanie Wong. Ms. Wong joined Calithera in April 2014 and currently serves as our Senior Vice President of Finance and Secretary. From 2009 to 2013, Ms. Wong was at SciClone Pharmaceuticals, Inc., a publicly traded, commercial-stage pharmaceutical company, most recently as Vice President, Finance and Controller. From 2008 to 2009, Ms. Wong was Senior Director, Finance at AcelRx Pharmaceuticals Inc. From 2001 to 2008, Ms. Wong held various positions at Kosan Biosciences Inc., a publicly traded biotechnology company until its acquisition by Bristol-Myers Squibb Co., most recently as Senior Director and Controller. Prior to that Ms. Wong worked as an audit manager at PricewaterhouseCoopers LLP. Ms. Wong received a B.S. in Business Administration from the University of California, Berkeley and is a Certified Public Accountant in the State of California.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of March 31, 2019 by:

each director or nominee for director;

•	each named executive officer;

•	all current executive officers and directors as a group; and

•	all those known by us to be beneficial owners of more than five percent of our outstanding common stock.

This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 39,156,384 shares outstanding on April 1, 2019, adjusted as required by rules promulgated by the SEC.

	Beneficial Ownership
Beneficial Owner	Number of Shares	Percent of Total
5% Stockholders
Advanced Technology Ventures VIII, L.P. (1)	2,110,082	5.4%
BlackRock, Inc. (2)	3,050,175	7.8%
Entities Affiliated with BVF, Inc. (3)	3,298,292	8.4%
Entities Affiliated with Delphi Ventures VIII, L.P. (4)	2,426,702	6.2%
Entities Affiliated with Federated Investors, Inc. (5)	3,548,894	9.1%
Entities Affiliated with Wellington Management Group LLP (6)	3,708,658	9.5%

Executive Officers and Directors
Susan M. Molineaux, Ph.D. (7)	1,220,947	3.1%
Keith Orford, M.D., Ph.D. (8)	193,954	*
Curtis C. Hecht (9)	199,415	*
Sunil Agarwal, M.D. (10)	54,083	*
Jonathan G. Drachman, M.D. (11)	71,438	*
Jean M. George (1)(12)	2,153,165	5.5%
Suzy Jones (13)	48,446	*
Deepa R. Pakianathan, Ph.D. (4)(14)	2,469,785	6.3%
Blake Wise (15)	22,305	*
H. Ward Wolff (16)	65,083	*
All executive officers and directors as a group (15 persons) (17)	7,095,873	17.2%

*	Represents beneficial ownership of less than one percent of the outstanding common stock.
(1)

Represents 2,110,082 shares held by Advanced Technology Ventures VIII, L.P. (“ATV VIII”). No natural person holds voting or dispositive power for the shares held by ATV VIII. ATV Associates VIII, LLC (“ATV VIII LLC”) is the general partner of ATV VIII and controls its investment and voting decisions. Decisions of ATV VIII LLC are made by a board of five managing directors (the “ATV Managing Directors”). The ATV Managing Directors are Jean M. George, a member of our board of directors, Steven N. Baloff, Michael A. Carusi, Robert C. Hower and William C. Wiberg. Each of the ATV Managing Directors shares voting and dispositive power over, and disclaims beneficial ownership of, the securities held by ATV VIII except to the extent of any pecuniary interest therein. The address of ATV VIII and its affiliated entities is 500 Boyleston Street, Suite 1380, Boston, Massachusetts 02116.
(2)

As reported on a Schedule 13G filed by BlackRock, Inc. (“BlackRock”) on February 4, 2019. According to such Schedule 13G, BlackRock and its related entities have sole dispositive power with respect to 3,050,175 shares which are owned of record by clients of one or more investment advisers directly or indirectly owned by BlackRock. The address of BlackRock is 55 East 52nd Street, New York, NY 10055.

(3)

As reported on a Schedule 13G filed by BVF, Inc (“BVF”) on February 14, 2019. According to such Schedule 13G, BVF and its related entities have sole dispositive power with respect to 3,298,282 shares which are owned of record by clients of one or more investment advisors directly or indirectly owned by BVF. The address of BVF is 44 Montgomery St., 40th Floor, San Francisco, CA 94104.

(4)

As reported on a Schedule 13D/A filed by Delphi Ventures VIII, L.P. (“Delphi”) on June 7, 2017. According to such Schedule 13D/A, (a) 2,403,238 shares held are by Delphi Ventures VIII, L.P. and (b) 23,464 shares are held by Delphi BioInvestments VIII, L.P. (together, the “Delphi VIII Funds”). The general partner of the Delphi VIII Funds is Delphi Management Partners VIII, L.L.C. (“DMP VIII”). DMP VIII may be deemed to have sole voting and dispositive power over the shares held by the Delphi VIII Funds. Each of Deepa R. Pakianathan, a member of our board of directors, James J. Bochnowski, David L. Douglass and Douglas A. Roeder, managing members of DMP VIII, shares voting and dispositive power over, and each of these individuals disclaims beneficial ownership of, the reported securities held by the Delphi VIII Funds except to the extent of such individual’s pecuniary interest therein. The address for the Delphi VIII Funds and their affiliated entities is 160 Bovet Road, Suite #408, San Mateo, California 94402.

(5)

As reported on a Schedule 13G filed by Federated, Inc. (“Federated”) on February 13, 2019. According to such Schedule 13G, Federated and its related entities have sole dispositive power with respect to 3,548,894 shares which are owned of record by clients of one or more investment advisors directly or indirectly owned by Federated. The address of Federated is Federated Investors Tower, Pittsburgh, PA 15222-3779.

(6)

As reported on a Schedule 13G filed by Wellington Management Group LLP (“Wellington”) on February 12, 2019. According to such Schedule 13G, Wellington and its related entities have, in the aggregate, shared dispositive power with respect to 3,708,658 shares all which are owned of record by clients of one or more investment advisers directly or indirectly owned by Wellington. The address of Wellington and its affiliated entities is 280 Congress Street, Boston, Massachusetts 02210.

(7)

Includes (a) 405,588 shares held by the Molineaux Family Trust, of which Dr. Susan Molineaux and Dr. Christopher Molineaux are trustees and share voting and dispositive power; and (b) 815,359 shares issuable pursuant to stock options exercisable within 60 days after March 31, 2019.

(8)	Includes (a) 10,832 shares held by Dr. Orford; and (b) 183,122 shares issuable pursuant to stock options exercisable by Dr. Orford within 60 days after March 31, 2019.
(9)	Includes (a) 23,440 shares held by Mr. Hecht; and (b) 175,975 shares issuable pursuant to stock options exercisable by Mr. Hecht within 60 days after March 31, 2019.
(10)	Represents 54,083 shares issuable pursuant to stock options exercisable by Dr. Agarwal within 60 days after March 31, 2019.
(11)	Represents 71,438 shares issuable pursuant to stock options exercisable by Dr. Drachman within 60 days after March 31, 2019.
(12)

Ms. George is a Managing Director of Advanced Technology Ventures VIII, L.P and as such, shares voting and dispositive power over, and disclaims beneficial ownership, of the shares held by ATV VIII except to the extent of any pecuniary interset therein. Includes 43,083 shares issuable pursuant to stock options exercisable by Ms. George within 60 days after March 31, 2019.

(13)	Includes (a) 7,197 shares held by Ms. Jones; and (b) 41,249 shares issuable pursuant to stock options exercisable within 60 days after March 31, 2019.
(14)

Dr. Pakianathan is a Managing Member of Delphi Ventures VIII, L.P. and as such, shares voting and dispositive power over, and each of these individuals disclaims beneficial ownership of, the reported securities held by the Delphi VIII Funds except to the extent of such individual’s pecuniary interest therein. Includes 43,083 shares issuable pursuant to stock options exercisable by Dr. Pakianathan within 60 days after March 31, 2019.

(15)	Represents 22,305 shares issuable pursuant to stock options exercisable by Mr. Wise within 60 days after March 31, 2019.
(16)	Represents 65,083 shares issuable pursuant to stock options exercisable by Mr. Wolff within 60 days after March 31, 2019.
(17)

Includes (a) 5,100,664 shares held by the directors and executive officers and (b) 1,995,209 shares issuable pursuant to stock options exercisable by the directors and executive officers within 60 days after March 31, 2019. As to disclaimers of beneficial ownership, see footnotes 1 and 4 above.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of Calithera. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the year ended December 31, 2018, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table shows for the years ended December 31, 2018 and 2017, compensation awarded to or paid to, or earned by, our Chief Executive Officer and two other most highly compensated executive officers at December 31, 2018 (the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE FOR FISCAL 2018

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Option Awards ($) (2)	All Other Compensation ($) (3)		Total ($)
Susan Molineaux, Ph.D. President and Chief Executive Officer	2018	530,000	254,000	1,243,500	5,557		2,033,457
	2017	504,000	252,000	—	4,939		760,939

Keith Orford, M.D., Ph.D. Chief Medical Officer	2018	400,000	134,400	435,225	173,981	(4)	1,143,606
	2017	350,000	154,000	—	144,708	(4)	648,708

Curtis Hecht Chief Business Officer	2018	335,000	112,560	435,225	652		883,437

(1)

Represents amounts earned under our bonus program based on the achievement of corporate performance goals and other factors deemed relevant by the Compensation Committee of our Board of Directors. The annual performance bonuses for each of the named executive officers, other than Dr. Molineaux, were based upon the achievement of corporate performance goals (80%) and individual performance goals (20%). Dr. Molineaux’s annual performance bonus was based solely upon the achievement of corporate performance goals. Our corporate goals related to the advancement of our clinical trials and preclinical programs, business and corporate development objectives, collaboration objectives and financial management objectives. For 2018, Drs. Molineaux and Orford and Mr. Hecht were each awarded 80%, 84% and 84%, respectively, of their 2018 target performance bonus, based upon the achievement of 80% of the corporate performance goals and, for Dr. Orford and Mr. Hecht, his individual performance. For 2017, Drs. Molineaux and Orford were each awarded 100% and 110%, respectively, of their 2017 target performance bonus, based upon the achievement of 100% of the corporate performance goals and, for Dr. Orford, his individual performance. Whether or not a bonus is paid for any year is solely within the discretion of the Compensation Committee upon delegation by our Board of Directors. While the Compensation Committee has established general guidelines related to bonus target amounts and the portion of each Named Executive Officer’s annual cash bonus that is tied to company-wide, department or personal performance components, the Compensation Committee exercises broad discretion in determining the amount of cash bonuses. Accordingly, we do not consider these bonuses to be “Non-Equity Incentive Plan Compensation” within the meaning of applicable SEC rules.

(2)

Amounts shown in this column do not reflect dollar amounts actually received by our Named Executive Officers. Instead, these amounts reflect the aggregate grant date fair value of each stock option granted computed in accordance with the provisions of FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 7 to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Our Named Executive Officers will only realize compensation to the extent the trading price of our common stock is greater than the exercise price of such stock options.

(3)	Amounts shown represent term life insurance paid by us on behalf of the Named Executive Officers.
(4)	Amounts also includes taxable travel reimbursements pursuant to the terms of Dr. Orford’s employment agreement.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2018

The following table shows, certain information regarding outstanding equity awards at December 31, 2018, for the Named Executive Officers.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2018

			Option Awards
Name	Grant Date	Vesting Commencement Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date
Susan Molineaux, Ph.D.	12/17/2013(1)	12/17/2013	9,729	—	$2.64	12/16/2023
President and Chief Executive Officer	9/9/2014(1)	9/9/2014	63,716	—	$7.20	9/8/2024
	2/11/2015(2)	2/11/2015	217,873	9,473	$16.40	2/10/2025
	1/19/2016(3)	1/19/2016	134,895	50,105	$4.71	1/18/2026
	11/29/2016(4)	11/29/2016	85,937	79,063	$3.35	11/28/2026
	1/11/2018(5)	1/11/2018	—	200,000	$8.60	1/10/2028

Keith Orford, M.D., Ph.D.	1/30/2015(6)	1/30/2015	53,854	1,146	$19.89	1/29/2025
Chief Medical Officer	1/19/2016(3)	1/19/2016	47,395	17,605	$4.71	1/18/2026
	5/2/2016(7)	5/2/2016	3,229	1,771	$5.33	5/1/2026
	11/29/2016(4)	11/29/2016	39,062	35,938	$3.35	11/28/2026
	1/11/2018(5)	1/11/2018	—	70,000	$8.60	1/10/2028

Curtis Hecht	4/21/2014(1)	4/21/2014	43,378	—	$2.64	4/20/2024
Chief Business Officer	9/9/2014(1)	9/9/2014	10,307	—	$7.20	9/8/2024
	2/11/2015(2)	2/11/2015	23,958	1,042	$16.40	2/10/2025
	1/19/2016(3)	1/19/2016	23,697	8,803	$4.71	1/18/2026
	11/29/2016(4)	11/29/2016	39,062	35,938	$3.35	11/28/2026
	1/11/2018(5)	1/11/2018	—	70,000	$8.60	1/10/2028

(1)	The shares subject to this option are fully vested.
(2)	The unvested shares vest in equal monthly installments through February 11, 2019, subject to continued service with us through each relevant vesting
(3)	The unvested shares vest in equal monthly installments through January 19, 2020, subject to continued service with us through each relevant vesting
(4)

The unvested shares vest in equal monthly installments through November 29, 2020, subject to continued service with us through each relevant date and are subject to accelerated vesting upon a qualifying termination as set forth in the executive officer’s employment agreement with us.

(5)

The unvested shares vest 25% on January 11, 2019 and in thirty-six equal monthly installments through January 11, 2022, subject to continued service with us through each relevant vesting date and are subject to accelerated vesting upon a qualifying termination as set forth in the executive officer’s employment agreement with us.

(6)

The unvested shares vest in equal monthly installments through January 30, 2019, subject to continued service with us through each relevant date and are subject to accelerated vesting upon a qualifying termination as set forth in the executive officer’s employment agreement with us.

(7)

The unvested shares vest in equal monthly installments through May 2, 2020, subject to continued service with us through each relevant date and are subject to accelerated vesting upon a qualifying termination as set forth in the executive officer’s employment agreement with us.

401(k) Plan

We maintain a tax-qualified retirement plan that provides eligible employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees are able to defer eligible compensation up to certain Code limits, which are updated annually. We have the ability to make matching and discretionary contributions to the 401(k) plan, but have not done so to date. Employee contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. Employees are immediately and fully vested in their own contributions. The 401(k) plan is intended to be qualified under Section 401(a) of the Code, with the related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan are deductible by us when made, and contributions and earnings on those amounts are not taxable to the employees until withdrawn or distributed from the 401(k) plan.

Pension Benefits

Our Named Executive Officers did not participate in, or otherwise receive any benefits under any pension or retirement plan sponsored by Calithera during 2018.

Nonqualified Deferred Compensation

Our Named Executive Officers did not participate in, or earn any benefits under, a nonqualified deferred compensation plan sponsored by Calithera during 2018.

Employment, Severance and Change in Control Agreements

Employment Agreements

We have employment agreements with each of our Named Executive Officers. The agreements generally provide for at-will employment and set forth the executive officer’s initial base salary, annual performance bonus opportunity, initial equity grant amount and eligibility for employee benefits. In addition, each of our named executive officers has executed a form of our standard confidential information and invention assignment agreement. The key terms of the employment agreements are described below. A “qualifying termination” for the purposes of the employment agreements is defined as a termination of the executive officer by us without cause, other than as a result of the executive officer’s death or disability, or the resignation of the executive officer’s employment with us with good reason.

Effective August 28, 2017, the Company adopted a Severance Benefit Plan to provide for the payment of severance benefits to certain “Designated Employees” pursuant to the terms of the Severance Benefit Plan.

Susan M. Molineaux, Ph.D.

In June 2010, we entered into an employment agreement with Dr. Molineaux, as amended in November 2011, pursuant to which she commenced employment on an at-will basis as our President and Chief Executive Officer. For 2019, Dr. Molineaux will receive an annual base salary of $550,000, with an annual target bonus of 60% of that base salary, payable based on achievement of certain corporate goals to be established by our Compensation Committee.

As a Designated Employee under the Severance Benefit Plan, if a qualifying termination occurs on or within 12 months following a change in control, Dr. Molineaux will receive a cash severance payment equal to the sum of 18 months of her annual base salary as in effect immediately prior to her termination, plus a pro-rated portion of her annual target bonus. In addition, upon a qualifying termination, all of Dr. Molineaux’s unvested equity awards will immediately vest and become exercisable, and outstanding options will remain exercisable for a period of up to 90 days, or until the expiration date of the award, if earlier. Upon a qualifying termination, other than following a change in control, Dr. Molineaux will receive a cash severance payment equal to the sum of 12 months of her annual base salary plus a pro-rated portion of her annual target bonus.

In addition, under the Severance Benefit Plan, Dr. Molineaux and her eligible dependents will be eligible to receive continued medical coverage for up to 18 months if a qualifying termination occurs on or within 12 months following a change in control or for up to 12 months following a qualifying termination, so long as Dr. Molineaux timely elects such continued coverage. Receipt of these benefits is contingent upon Dr. Molineaux’s execution and non-revocation of a release of claims in our favor, as well as her resignation from our board of directors.

Keith Orford, M.D., Ph.D.

In April 2016, we entered into an amended employment agreement with Dr. Orford. Dr. Orford currently serves as the Company’s Chief Medical Officer. For 2019, Dr. Orford will receive an annual base salary of $440,000, with an annual target bonus of 40% of that base salary, payable based on achievement of certain corporate and individual goals to be established by our Compensation Committee.

As a Designated Employee under the Severance Benefit Plan, if a qualifying termination occurs on or within 12 months following a change in control, Dr. Orford will receive a cash severance payment equal to the sum of 12 months of her annual base salary as in effect immediately prior to her termination, plus a pro-rated portion of his annual target bonus. In addition, upon a qualifying termination, all of Dr. Orford’s unvested equity awards will immediately vest and become exercisable, and outstanding options will remain exercisable for a period of up to 90 days, or until the expiration date of the award, if earlier. Upon a qualifying termination, other than following a change in control, Dr. Orford will receive a cash severance payment equal to the sum of 12 months of his annual base salary plus a pro-rated portion of his annual target bonus.

In addition, under the Severance Benefit Plan, Dr. Orford and his eligible dependents will be eligible to receive continued medical coverage for up to 12 months following his termination, so long as Dr. Orford timely elects such continued coverage. Receipt of these benefits is contingent upon Dr. Orford’s execution and non-revocation of a release of claims in our favor.

Curtis C. Hecht

In April 2014, we entered into an employment agreement with Mr. Hecht. Mr. Hecht currently serves as the Company’s Chief Business Officer. For 2019, Mr. Hecht will receive an annual base salary of $380,000, with an annual target bonus of 40% of that base salary, payable based on achievement of certain corporate and individual goals to be established by our Compensation Committee.

As a Designated Employee under the Severance Benefit Plan, if a qualifying termination occurs on or within 12 months following a change in control, Mr. Hecht will receive a cash severance payment equal to the sum of 12 months of his annual base salary as in effect immediately prior to her termination, plus a pro-rated portion of his annual target bonus. In addition, upon a qualifying termination, all of Mr. Hecht’s unvested equity awards will immediately vest and become exercisable, and outstanding options will remain exercisable for a period of up to 90 days, or until the expiration date of the award, if earlier. Upon a qualifying termination, other than following a change in control, Mr. Hecht will receive a cash severance payment equal to the sum of 12 months of his annual base salary plus a pro-rated portion of his annual target bonus.

In addition, under the Severance Benefit Plan, Mr. Hecht and his eligible dependents will be eligible to receive continued medical coverage for up to 12 months following her termination, so long as Mr. Hecht timely elects such continued coverage. Receipt of these benefits is contingent upon Mr. Hecht’s execution and non-revocation of a release of claims in our favor.

EQUITY COMPENSATION PLANS AT DECEMBER 31, 2018

The following table shows certain information with respect to all of our equity compensation plans in effect as of December 31, 2018.

EQUITY COMPENSATION PLANS AT DECEMBER 31, 2018

Plan Category	Number of securities to be issued upon exercise of outstanding stock options (a)	Weighted-average exercise price of outstanding stock options (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders (1)	4,669,069	$7.86	969,572	(2)(3)
Equity compensation plans not approved by stockholders (4)	—	—	1,000,000

Total	4,669,069	$7.86	1,969,572

(1)	The equity compensation plans approved by security holders are described in Note 7 to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018.
(2)

Includes 531,668 and 437,904 shares of common stock available for issuance under the 2014 Equity Incentive Plan (“2014 Plan) and the 2014 Employee Stock Purchase Plan (“ESPP”), respectively, as of December 31, 2018.

(3)

The reserve for shares available under the 2014 Plan automatically increases on January 1st each year, through and including January 1, 2024, in an amount equal to 4% of the total number of shares of our capital stock outstanding on the last day of the preceding fiscal year, or a lesser number of shares as determined by the Board of Directors.

The reserve for shares available under the ESPP automatically increases on January 1st of each year through and including January 1, 2024, in an amount equal to the lesser of (i) 1% of the total number of shares of common stock outstanding on such December 31, (ii) 250,000 shares of common stock, or (iii) a number of shares as determined by the Board of Directors prior to the beginning of each year, which shall be the lesser of (i) or (ii) above.

(4)	Represents shares of stock authorized for future issuance under the Inducement Plan.

NON-EMPLOYEE DIRECTOR COMPENSATION

The following table shows for the year ended December 31, 2018 certain information with respect to the compensation of all non-employee directors of the Company:

NON-EMPLOYEE DIRECTOR COMPENSATION FOR FISCAL 2018

Name	Fees Earned or Paid in Cash	Option Awards (2)(3)	Total
Sunil Agarwal, M.D	$51,500	$42,298	$93,798
Jonathan G. Drachman, M.D.	45,000	42,298	87,298
Jean M. George (1)	56,000	42,298	98,298
Suzy Jones	47,500	42,298	89,798
Deepa R. Pakianathan, Ph.D. (1)	78,000	42,298	120,298
Blake Wise	43,750	42,298	86,048
H. Ward Wolff	55,000	42,298	97,298

(1)	Dr. Pakianathan and Ms. George’s board and committee fees were made payable to the management company of each of their respective firms.
(2)

On May 31, 2018, pursuant to our non-employee director compensation policy, we granted options to purchase 11,000 shares of common stock to each of Drs. Agarwal, Drachman and Pakianathan, Mses. George and Jones, and Mr. Wolff, each at an exercise price of $5.15 per share. These options vest in 12 equal monthly installments beginning on the grant date. As of December 31, 2018, the aggregate number of stock options held by Drs. Agarwal, Drachman and Pakianathan, Mses. George and Jones, and Mr. Wise and Wolff were 55,000, 72,355, 44,000, 44,000, 44,000, 33,000 and 66,000, respectively.

(3)

Amounts shown in this column do not reflect dollar amounts actually received by our directors. Instead, these amounts reflect the aggregate grant date fair value of each stock option granted computed in accordance with the provisions of FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 7 to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Our directors will only realize compensation to the extent the trading price of our common stock is greater than the exercise price of such stock options.

Non-Employee Director Compensation Policy

We have adopted a non-employee director compensation policy, pursuant to which our non-employee directors will be eligible to receive compensation for service on our board of directors and committees of our board of directors.

Equity Compensation

Initial Grant

Each new non-employee director who joins our board of directors after our initial public offering will be granted a stock option to purchase 22,000 shares of common stock under our 2014 Plan, vesting monthly over three years from the grant date, subject to continued service as a director through each applicable vesting date.

Annual Grant

On the date of each Annual Meeting of our stockholders, each continuing non-employee director will be granted an annual stock option to purchase 11,000 shares of common stock under our 2014 Plan, vesting monthly over one year from the grant date, subject to continued service as a director through each applicable vesting date.

Vesting Acceleration

In the event of a change of control or a corporate transaction (each as defined in our 2014 Plan), any unvested portion of an equity award granted under the policy will fully vest and become exercisable immediately prior to the effective date of such change of control or corporate transaction, subject to the non-employee director’s continuous service with us on the effective date of the change of control or corporate transaction.

The exercise price per share of each stock option granted under the non-employee director compensation policy will be the closing price of our common stock as reported by the Nasdaq Select Global Market on the date of grant. Each stock option will have a term of ten years from the date of grant, subject to earlier termination in connection with a termination of the non-employee director’s continuous service with us.

Cash Compensation

Each non-employee director will receive an annual cash retainer of $40,000 for serving on our board of directors. The chairperson or lead independent director of our board of directors, if any, will receive an additional annual cash retainer of $25,000.

The chairperson and members of the three standing committees of our board of directors will be entitled to the following additional annual cash retainers:

Board Committee	Chairperson Fee	Member Fee
Audit Committee	$15,000	$7,500
Compensation Committee	12,000	5,000
Nominating and Corporate Governance Committee	8,000	4,000

All annual cash compensation amounts will be payable in equal quarterly installments in arrears, on the last day of each fiscal quarter for which the service occurred, pro-rated based on the days served in the applicable fiscal quarter. Each non-employee director may elect to have their cash compensation paid to the management company of their respective firms.

A non-employee director may elect to receive a stock option grant in lieu of his or her annual cash compensation. Such election would apply to all such cash compensation. A non-employee director must make this election prior to the date of the Annual Meeting of stockholders and such election will apply until the next Annual Meeting of our stockholders.

The number of shares of common stock to be issuable upon exercise of stock options granted in lieu of annual cash compensation will be determined by dividing (i) the amount of annual compensation that would otherwise be paid during the upcoming year of service, by (ii) the Black-Scholes value of one share of our common stock on the applicable grant date, or such other method that may be set forth in the non-employee director compensation policy on that date. Such stock options will be nonstatutory stock options and will be granted on the date of the Annual Meeting of our stockholders. The stock options will have an exercise price per share equal to the closing price of our common stock as reported by the Nasdaq Select Global Market on the date of grant and will vest monthly over one year from the grant date, subject to continued service as a director through each applicable vesting date. The stock options will have a term of ten years from the date of grant.

TRANSACTIONS WITH RELATED PARTIES

RELATED-PARTY TRANSACTIONS POLICY AND PROCEDURES

In 2014, we adopted a written Related-Person Transactions Policy that sets forth our policies and procedures regarding the identification, review, consideration and approval or ratification of “related-persons transactions.” For purposes of our policy only, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are participants involving an amount that exceeds $120,000. Transactions involving compensation for services provided to us as an employee, director, consultant or similar capacity by a related person are not covered by this policy. A related person is any executive officer, director, or more than 5% stockholder of us, including any of their immediate family members, and any entity owned or controlled by such persons.

Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to the Audit Committee (or, where Audit Committee approval would be inappropriate, to another independent body of the Board) for consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to us of the transaction and whether any alternative transactions were available. To identify related-person transactions in advance, we rely on information supplied by its executive officers, directors and certain significant stockholders. In considering related-person transactions, the Audit Committee takes into account the relevant available facts and circumstances including, but not limited to (a) the risks, costs and benefits to us, (b) the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (c) the terms of the transaction, (d) the availability of other sources for comparable services or products and (e) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. In the event a director has an interest in the proposed transaction, the director must recuse himself or herself form the deliberations and approval. The policy requires that, in determining whether to approve, ratify or reject a related-person transaction, the Audit Committee consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the best interests of us and our stockholders, as the Audit Committee determines in the good faith exercise of its discretion.

CERTAIN RELATED-PERSON TRANSACTIONS

In June 2013, we entered into an employment agreement with Christopher Molineaux, pursuant to which he commenced employment on an at-will basis as our Senior Vice President, Development. Christopher Molineaux is the spouse of Susan Molineaux, a member of our board of directors and our President and Chief Executive Officer. During 2018, Christopher Molineaux received an annual base salary of $355,000, an annual bonus of $119,280. In 2019, Christopher Molineaux will receive an annual base salary of $370,000 and an annual target bonus of 40% of that base salary, payable based on achievement of certain corporate and individual goals to be established by us. As a Designated Employee under the Severance Benefit Plan, if a qualifying termination of Christopher Molineaux occurs on or within 12 months following a change of control, Christopher Molineaux is entitled to a cash severance payment and immediate vesting of all of his unvested equity awards and, upon a qualifying termination, other than on or within 12 months following a change in control, Christopher Molineaux will receive a cash severance payment.

We have entered into indemnity agreements with certain officers and directors which provide, among other things, that we will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of ours, and otherwise to the fullest extent permitted under Delaware law and our Bylaws.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Calithera stockholders will be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ Stephanie Wong
Secretary

April 5, 2019

A copy of our Annual Report to the Securities and Exchange Commission on Form 10-K for the year ended December 31, 2018 is available without charge upon written request to: Secretary, Calithera Biosciences, Inc., 343 Oyster Point Blvd., Suite 200, South San Francisco, CA 94080.

ANNUAL MEETING OF STOCKHOLDERS OF CALITHERA BIOSCIENCES, INC. May 30, 2019 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS: The Notice of Meeting, proxy statement and proxy card are available at http://ir.calithera.com/financial-information/annual-reports Please sign, date and mail your proxy card in the envelope provided as soon as possible. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTOR AND “FOR” PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x Please detach along perforated line and mail in the envelope provided. 20330000000000000000 9 053019 GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access. 1. To elect the Board’s three nominees for director to serve until the 2022 Annual Meeting of stockholders or until their successors are selected. O Deepa R. Pakianathan O Jonathan G. Drachman O Suzy Jones FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) NOMINEES: These items of business are more fully described in the Proxy Statement accompanying this Notice. The record date for the Annual Meeting is April 1, 2019. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof. 2. To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2019. Note: To conduct any other business properly brought before the meeting. FOR AGAINST ABSTAIN

Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: JOHN SMITH 1234 MAIN STREET APT. 203 NEW YORK, NY 10038 ANNUAL MEETING OF STOCKHOLDERS OF CALITHERA BIOSCIENCES, INC. May 30, 2019 PROXY VOTING INSTRUCTIONS Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTOR AND “FOR” PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x 20330000000000000000 9 053019 COMPANY NUMBER ACCOUNT NUMBER NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS: The Notice of Meeting, proxy statement and proxy card are available at http://ir.calithera.com/financial-information/annual-reports INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page. Vote online until 11:59 PM EST the day before the meeting. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting. GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access. 1. To elect the Board’s three nominees for director to serve until the 2022 Annual Meeting of stockholders or until their successors are selected. O Deepa R. Pakianathan O Jonathan G. Drachman O Suzy Jones FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) NOMINEES: These items of business are more fully described in the Proxy Statement accompanying this Notice. The record date for the Annual Meeting is April 1, 2019. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof. 2. To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2019. Note: To conduct any other business properly brought before the meeting. FOR AGAINST ABSTAIN

0 14475 CALITHERA BIOSCIENCES, INC. Proxy for Annual Meeting of Stockholders May 30, 2019, 9:00 am Pacific Time Solicited on Behalf of the Board of Directors The undersigned hereby appoints Stephanie Wong and Susan Molineaux, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of Calithera Biosciences, Inc., to be held May 30, 2019 at the Hilton Garden Inn San Francisco Airport North, 670 Gateway Blvd, South San Francisco, CA 94080, and at any adjournments or postponements thereof, as follows: This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. (Continued and to be signed on the reverse side.) 1.1